Exhibit 10.2

AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This amendment (the “Amendment”), dated as of January 31, 2019, is made by and between Southern First Bank (the “Bank”) and Southern First Bancshares, Inc. (the “Company” and, together with the Bank, the “Employer”), having its principal office at 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607, and F. Justin Strickland (hereinafter called “Employee”), a resident of the State of South Carolina. This Amendment amends that certain Amended and Restated Employment Agreement (the “Employment Agreement”), dated September 30, 2013, by and between the Employer and the Employee as follows:

1. Section 13(a)(v) is hereby deleted in its entirety and replaced with the following: “by the Executive for Good Reason within 12 months following a Change in Control (as defined in subsection 26(c)).”

2. Section 13(f)(i) is hereby deleted in its entirety and replaced with the following: “Subject to the possibility of a six-month delay described below in Section 29(a), beginning on the date following the date of the Employee’s termination, and continuing on the first day of the month for the next eleven (11) months, the Employer shall pay to the Employee monthly severance compensation in cash in an amount equal to one-sixth (1/6th) of the Employee’s annual rate of Base Salary at the date of termination. Employer shall also pay Employee any bonus earned or accrued through the date of termination. Any bonus for previous years, which was not yet paid, will be paid as stated in Section 4(a) of this Agreement.”

3. A new Section 32 is hereby added to the Agreement as follows:

“32. Termination by Employer in Event of Change in Control. Executive acknowledges that in the event of a change in control of the Company that qualifies as a change in control as defined in Treasury Regulation § 1.409A-3(i)(5), the Board may instead choose, by an irrevocable election taken within the thirty (30) days preceding the change in control, to approve the termination and liquidation of this Agreement with respect to the Employee in accordance with the applicable requirements and limitations of Treasury Regulation § 1.409A-3(j)(4)(ix), including Employer terminating and liquidating all similar arrangements with other employees. Upon such irrevocable action of the Board, the Employee shall receive, no later than twelve (12) months following such action, a cash lump sum payment in the amount stated in Section 13(f)(i) hereof.”

4. All other terms and conditions of the Employment Agreement, except as modified herein, shall remain in full force and effect and shall be binding on the parties hereto, their heirs, successors, and assigns.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Company and the Bank have caused this Amendment to be executed and its respective seals to be affixed hereunto by its respective officers thereunto duly authorized, and the Employee has signed and sealed this Amendment, effective as of the date described above.

EMPLOYER:

SOUTHERN FIRST BANK

[CORPORATE SEAL]	By:	/s/James B. Orders, III
Name: James B. Orders, III
Attest:		Title: Chairman of the Board

/s/Julie A. Fairchild
Secretary
SOUTHERN FIRST BANCSHARES, INC.

[CORPORATE SEAL]	By:	/s/James B. Orders, III
Name: James B. Orders, III
Attest:		Title: Chairman of the Board

/s/Julie A. Fairchild
Secretary
EMPLOYEE:

/s/F. Justin Strickland
F. Justin Strickland